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                                  June 26, 2000


State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02121

Gentlemen:

     This is to advise you that Loomis Sayles Funds (the "Fund") has established a new series of shares to be known as Loomis Sayles Research Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 23, 1991 and Article 8 of the Transfer Agency and Service Agreement dated April 23, 1991, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Fund and retaining one copy for your records.

                                            LOOMIS SAYLES RESEARCH FUND


                                            By:
                                                  ---------------------------
                                                  Sheila M. Barry
                                                  Secretary, Loomis Sayles Funds



Agreed to this          day of                  , 2000
               --------        -----------------

STATE STREET BANK AND TRUST COMPANY

By:
   -------------------------------
      Vice Chairman